Exhibit 99.1

NEWS RELEASE

Gray Reports Operating Results

For the Three Month Period Ended March 31, 2014

Atlanta, Georgia – May 8, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three month period ended March 31, 2014 (“first quarter of 2014”), including increased revenues, net income and broadcast cash flows (a non-GAAP measure) as compared to the three month period ended March 31, 2013 (“first quarter of 2013”).

Highlights:

For the first quarters of 2014 and 2013, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended March 31,
	2014	2013	% Change
	(in thousands except for percentages)

Revenue (less agency commissions)	$91,297	$78,169	17%

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets):
Broadcast expense	$60,384	$53,494	13%

Corporate and administrative expense	$6,499	$3,824	70%

We are pleased with our operating results for the first quarter of 2014. We experienced period over period increases in total revenue, local advertising, political advertising, retransmission consent and internet revenue, as well as net income and broadcast cash flows.

Although we experienced period over period increases in broadcast and corporate and administrative expenses (excluding depreciation, amortization and gain or loss on disposal of assets), during the first quarter of 2014 we were able to manage broadcast expenses below our estimates. Our corporate and administrative expenses for the first quarter of 2014 were in line with our expectations.

Comments on Results of Operations for the First Quarter of 2014 Compared to the First Quarter of 2013:

Revenue.

Total revenue increased $13.1 million, or 17%, to $91.3 million for the first quarter of 2014 compared to the first quarter of 2013 primarily due to the increases in local advertising revenue and retransmission consent revenue, as well as an expected increase in political advertising revenue. We began providing services to one new full-power station (“KJCT-TV”) on October 31, 2013 and began operating additional stations in three new markets (the “Yellowstone Stations”) on November 1, 2013 (collectively, the “Acquired Stations”). The Acquired Stations accounted for approximately $3.4 million of our total revenue in the 2014 three-month period. Retransmission consent revenue increased due to increased retransmission consent rates. Political advertising revenue increased due to 2014 being the “on year” of the two year election cycle which resulted in increased spending by political candidates, political parties and special interest groups in the first quarter of 2014. Our local advertising revenue continued to increase primarily due to increased spending in an improving economy. Local and national advertising revenue in the first quarter of 2014 benefited from approximately $3.8 million earned from the broadcast of the 2014 Winter Olympic Games on our fourteen NBC affiliated stations. There was no corresponding Olympic Games advertising revenue during the first quarter of 2013. Local and national advertising revenue included the broadcast of the 2014 Super Bowl on our five FOX channels which earned us approximately $0.2 million, a decrease of approximately $0.9 million compared to the broadcast of the 2013 Super Bowl on our then 20 CBS channels that earned us approximately $1.1 million.

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The principal components of our revenue for the first quarter of 2014 compared to the first quarter of 2013 were as follows:

Local advertising revenue increased $4.6 million, or 10%, to $51.0 million.

Retransmission consent revenue increased $6.4 million, or 66%, to $16.1 million.

National advertising revenue decreased $0.1 million, or 1%, to $13.3 million.

Internet advertising revenue increased $0.3 million, or 6% to $6.0 million.

Political advertising revenue increased $2.2 million, or 336%, to $2.8 million.

Other revenue decreased $0.3 million, or 14%, to $2.0 million.

Our five largest local and national advertising categories on a combined local and national basis by customer type, excluding political advertising, demonstrated the following changes during the first quarter of 2014 compared to the first quarter of 2013: automotive increased 11%; medical increased 13%; communications increased 4%; restaurant decreased 21%; and furniture and appliances decreased 3%.

Operating expenses.

Broadcast expense (before depreciation, amortization and gain or loss on disposal of assets) increased $6.9 million, or 13%, to $60.4 million. This increase was due primarily to increases in non-compensation expense of $5.3 million and compensation expense of $1.6 million. The Acquired Stations accounted for approximately $3.0 million of broadcast expense in the first quarter of 2014. Non-compensation expense increased primarily due to increases in network affiliation fees, programming costs, software license fees and consulting fees, bad debt expense and other professional fees. Compensation expense increased primarily due to increases in salaries, incentive compensation and non-cash stock-based compensation, offset, in part by decreases in healthcare and pension expenses. During the first quarter of 2014 and the first quarter of 2013, we recorded broadcast non-cash stock-based compensation expense of $0.7 million and $0.1 million, respectively. Broadcast non-cash stock-based compensation expense increased primarily due to a grant of restricted common stock to certain employees in the 2014 three-month period.

Corporate and administrative expense (before depreciation, amortization and gain or loss on disposal of assets) increased $2.7 million, or 70%, to $6.5 million. The increase in corporate and administrative expenses was due primarily to increases in compensation expense of $1.6 million and non-compensation expense of $1.1 million. Compensation expense increased primarily due to increases in non-cash stock-based compensation expenses and routine increases in salary expense. Non-compensation expense increased primarily due to increases in legal and other professional fees associated with our pending acquisitions. During the first quarter of 2014 and the first quarter of 2013, we recorded corporate non-cash stock-based compensation expense of $1.4 million and $0.1 million, respectively. Non-compensation expense increased primarily due to the grant of restricted stock to certain employees and to our non-employee directors in the 2014 three-month period.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 2 of 8

Detailed table of operating results:

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data)

	Three Months Ended
	March 31,
	2014	2013

Revenue (less agency commissions)	$91,297	$78,169
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	60,384	53,494
Corporate and administrative	6,499	3,824
Depreciation	6,384	5,800
Amortization of intangible assets	289	19
Loss (gain) on disposals of assets, net	331	(28)
Operating expenses	73,887	63,109
Operating income	17,410	15,060
Other income (expense):
Miscellaneous income, net	-	1
Interest expense	(15,274)	(12,540)
Income before income taxes	2,136	2,521
Income tax expense	859	1,651
Net income	$1,277	$870

Basic per share information:
Net income	$0.02	$0.02
Weighted-average shares outstanding	57,847	57,523

Diluted per share information:
Net income	$0.02	$0.02
Weighted-average shares outstanding	58,286	57,701

Political revenue (less agency commissions)	$2,792	$641

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 3 of 8

Other Financial Data:

	As of
	March 31,	December 31,
	2014	2013
	(in thousands)

Cash	$27,044	$13,478
Long-term debt, including current portion	$842,563	$842,874
Borrowing availability under our senior credit facility	$30,000	$30,000

	Three Months Ended March 31,
	2014	2013
	(in thousands)

Net cash provided by operating activities	$16,439	$17,553
Net cash used in investing activities	(2,660)	(7,677)
Net cash (used in) provided by financing activities	(213)	47
Net increase in cash	$13,566	$9,923

Internet Initiatives:

Our website page view data for the three months ended March 31, 2014 compared to the three months ended March 31, 2013 is as follows:

	Three Months Ended March 31,
	2014	2013	Change
	(in millions except for percentages)

Advertising impressions generated	3,275	1,237	165%
Total page views (including mobile page views)	513	373	38%

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 4 of 8

Guidance for the Three Months Ending June 30, 2014 (the “second quarter of 2014”)

We currently anticipate that our results of operations (which include the expected results of operations of Excalibur Broadcasting, LLC, a variable interest entity whose results are consolidated with those of Gray in accordance with U.S. GAAP) for the second quarter of 2014 will be within the ranges presented in the table below:

	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance for	From Actual	Guidance for	From Actual	Actual
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2014	2013	2014	2013	2013
	(in thousands except for percentages)

Revenue (less agency commissions)	$103,000	22%	$104,000	23%	$84,285

Operating expenses (before depreciation, amortization and gain or loss on disposals of assets, net):
Broadcast	$65,500	26%	$66,500	28%	$51,807
Corporate and administrative	$6,500	23%	$6,900	30%	$5,293

Other selected data:
Political advertising revenue (less
Political advertising revenue (less agency commissions)	$7,800	939%	$8,400	1019%	$751

Comments on Guidance:

Second Quarter of 2014.

Based on our current forecasts for the second quarter of 2014, we anticipate the following changes from the three-month period ended June 30, 2013 (the “second quarter of 2013”) as outlined below. We began providing services to WQCW-TV, Portsmouth, OH and WOCW-LP, Charleston, WV (collectively, “WQCW-TV”) under a local marketing agreement on February 1, 2014 and completed the acquisition of WQCW-TV on April 1, 2014. Our total revenue estimates for the second quarter of 2014 include approximately $4.7 million of revenue estimated to be contributed collectively by the Acquired Stations and WQCW-TV in the second quarter of 2014.

Revenue.

●	We believe our second quarter of 2014 local advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2013 by approximately 9% to 10%.

●	We expect our second quarter of 2014 national advertising revenue, excluding political advertising revenue, will be approximately equal to or slightly less than the second quarter of 2013.

●	We anticipate our second quarter of 2014 internet advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2013 by approximately 10% to 12%.

●	We believe our second quarter of 2014 retransmission consent revenue will increase from the second quarter of 2013 by approximately 72% to $16.1 million.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 5 of 8

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the second quarter of 2014, we anticipate our broadcast operating expenses will increase from the second quarter of 2013, reflecting anticipated increases in payroll and related employee benefits including a one-time non-cash increase in accrued paid-time-off (“PTO”) of $3.1 million resulting from a change in Gray’s employee PTO policy which was effective on April 1, 2014. We anticipate that our broadcast operating expenses will also reflect increases in network fees and national sales commission expense, as well as approximately $3.5 million of operating expenses incurred collectively by the Acquired Stations and WQCW-TV in the second quarter of 2014.

For the second quarter of 2014, we anticipate our corporate and administrative operating expense will increase from the second quarter of 2013, reflecting anticipated increases in payroll and related employee benefits including a one-time non-cash increase in accrued PTO of $0.1 million and a decrease in non-cash share-based compensation of $0.6 million. We also anticipate estimated purchase business combination expense of approximately $1.0 million which includes legal expenses.

Other

On May 1, 2014, Gray acquired KEVN-TV, Rapid City, SD and a related satellite station. Also, on May 1, 2014, Gray entered into a local marketing agreement under which it began operating KNDX-TV, Bismarck, ND, a related satellite station and two related low power stations. On May 5, 2014, Gray entered into agreements to acquire KTVH-TV, Helena, MT; KBGF-TV, Great Falls, MT and KMTF-TV, Helena, MT. The anticipated acquisition of KMTF-TV is subject to receipt of a “failing station waiver” from the FCC. On June 1, 2014, Gray will begin operating KTVH-TV and KBGF-TV pursuant to a local marketing agreement. Due to the limited impact of KEVN-TV, KNDX-TV, KTVH-TV, KBGF-TV and KMTF-TV on the second quarter of 2014, our estimates of revenue and broadcast expenses for the second quarter of 2014 do not include estimates for these stations.

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by category for the three month periods ended March 31, 2014 and 2013, respectively:

	Three Months Ended March 31,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
	(in thousands except for percentages)
Revenue (less agency commissions)
Local	$51,044	55.9%	$46,428	59.4%
National	13,348	14.6%	13,424	17.2%
Internet	6,039	6.6%	5,706	7.3%
Political	2,792	3.1%	641	0.8%
Retransmission consent	16,117	17.7%	9,692	12.4%
Other	1,957	2.1%	2,278	2.9%
Total	$91,297	100.0%	$78,169	100.0%

The aggregate internet revenue presented above is derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 6 of 8

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliation:

Reconciliation of net income to the non-GAAP terms:

	Three Months Ended
	March 31,		%
	2014	2013	Change
	(in thousands)

Net income	$1,277	$870
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,384	5,800
Amortization of intangible assets	289	19
Non-cash stock-based compensation	2,071	136
Loss (gain) on disposals of assets, net	331	(28)
Miscellaneous income, net	-	(1)
Interest expense	15,274	12,540
Income tax expense	859	1,651
Amortization of program broadcast rights	2,913	2,837
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	7
Network compensation revenue recognized	(108)	(157)
Payments for program broadcast rights	(3,823)	(2,853)
Broadcast Cash Flow Less Cash Corporate Expenses	25,473	20,821	22.3%
Corporate and administrative expenses excluding depreciation, amortization, and non-cash stock-based compensation	5,146	3,688
Broadcast Cash Flow	$30,619	$24,509	24.9%

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 7 of 8

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 42 television markets broadcasting 139 program streams including 75 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include twenty-seven channels affiliated with the CBS Network, twenty-four channels affiliated with the NBC Network, fourteen channels affiliated with the ABC Network and ten channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 28 of those 42 markets and the number-one or number-two ranked television station operations in 38 of those 42 markets. We will reach approximately 7.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2014 or other periods, internet strategies, future expenses, the completion of pending acquisitions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 8, 2014. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2013 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 8, 2014. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-877-397-0298 and the confirmation code is 8911590. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 8911590 until June 7, 2014.

For information contact:	Web site: www.gray.tv
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V. P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2014	Page 8 of 8